TERMINATION, SEPARATION AND RELEASE AGREEMENT

This Termination, Separation and Release Agreement (“Agreement”) is entered into by and between Sionix Corporation (the “Company”) and Richard H. Papalian, an individual (“Papalian”), this 11th day of November, 2008 based upon the following:

RECITALS

Whereas, Papalian was employed by the Company as its Chief Executive Officer from December 19, 2007 until his resignation on August 14, 2008;

Whereas, the Company and Papalian have agreed to terminate the Employment Agreement, dated December 19, 2007, between the Company and Papalian (the “Employment Agreement”), on the terms and subject to the conditions of this Agreement;

Now, therefore, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Papalian agree as follows:

AGREEMENT

1.    Incorporation of Recitals. The recitals to this Agreement are an integral part of this Agreement and are hereby incorporated as a part of this Agreement as if set forth in it. Papalian and the Company may be referred to hereafter as the “Parties.”

2.    Termination of Employment Agreement; Forfeiture of Stock Option.

(a) Papalian and the Company agree that the Employment Agreement is hereby terminated and that such termination shall not be deemed to be a termination for “Cause” by the Company or a termination for “Good Reason” by Papalian, as such terms are defined in the Employment Agreement. Papalian shall not perform further services as an officer of the Company. Papalian also hereby resigns from the Board of Directors of the Company, effective as of the date of this Agreement. Papalian understands and agrees that from and after the date hereof, he shall not be included as an insured person or as a Company employee under the Company’s health plan or other insurance policies. Notwithstanding the foregoing, Papalian’s obligations under Section 8 of the Employment Agreement and the Company’s obligations under Section 9 of the Employment Agreement shall survive the termination of the Employment Agreement.

(b) Papalian agrees that all unvested stock options set forth in that certain Notice of Grant of Stock Option, dated December 19, 2007 the (“Grant Notice”), are forfeited as of the date of this Agreement. Accordingly, Papalian acknowledges and agrees that from and after the date of this Agreement, except as set forth in Section 3 below, he shall hold a fully vested option to purchase only 2,933,526 shares of the Company’s common stock (the “Remaining Option”), representing the initially vested 30% portion of the option shares set forth in the Grant Notice plus 30% of the additional option shares resulting from the anti-dilution protection set forth in Section 8(a) of the Stock Option Agreement attached to the Grant Notice. The Remaining Option shall be subject to the terms and conditions set forth in the Grant Notice and the Stock Option Agreement, dated December 19, 2007, between the Company and Papalian.

3.    Separation Payment. On the effective date hereof (taking into account section 8(b) hereof), in exchange for Papalian’s release of the Company from any past and future obligations as set forth in this Agreement, the Company shall grant Papalian a fully vested 5-year option to purchase 3,500,000 shares of common stock at an exercise price of $0.15 per share (the “Additional Option”), pursuant to the form of Notice of Grant of Stock Option attached hereto as Exhibit A and the form of Stock Option Agreement attached hereto as Exhibit B. Except as set forth in this Section 3, Papalian acknowledges and agrees that the Company does not owe him any other sums or payments, including, but not limited to unpaid wages or accrued vacation pay, expense reimbursements or stock issuances arising out of or related to his employment and Employment Agreement with the Company. Papalian further acknowledges and agrees that he shall be solely responsible for any federal or state tax consequences arising out of or related to any payments or options made or issued pursuant to Sections 2 and 3 herein, and hereby agrees to defend, indemnify and hold harmless the Company and its officers, directors and employees from and against all claims, losses, and expenses (including reasonable attorneys’ fees) related to such tax consequences.

4.    Mutual General Release. Subject to and effective upon the full execution of this Agreement, Papalian for himself as well as his spouse, and his past, present and future heirs, representatives, administrators, executors, agents, representatives, attorneys, partners, joint venturers, predecessors, successors, assigns, and each of them (individually and collectively, “Papalian’s Related Persons”) on the one hand, and the Company for itself and its respective past, present and future agents, representatives, employees, agents, consultants, principals, attorneys, partners, joint venturers, officers, directors, shareholders, affiliates, subsidiaries, predecessors, successors, assigns, and each of them (individually and collectively, the “the Company’s Related Persons”) on the other hand, hereby fully and irrevocably release, acquit and discharge each other from any and all Claims as defined in subdivision (b) below which the Parties and their respective Related Persons or any of them had, now have, or may hereafter claim to have against each other, that relate to Papalian’s relationship with the Company and any other claims Papalian may assert which relate, directly or indirectly to Papalian’s association with or employment by any the Company and/or any matters set forth in the Recitals including but not limited to, any fact, cause, matter or thing which was, or could have been stated, asserted, claimed or alleged in connection with Papalian’s relationship with the Company.

(a)    Unknown Claims. The Parties understand that Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

In connection with the release set forth in this paragraph 4, each Party hereby expressly waives and relinquishes every present or future right or benefit he, they or it has, or may have, under Section 1542 of the California Civil Code and/or any similar law, statute, provision or policy to the fullest extent permitted by law. The matters referenced in paragraph 4 and paragraph 4.1 constitute the “Released Matters” under this Agreement.

(b)    Claims Defined. For purposes of this Agreement, the term “Claim” means any fixed or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, suspected or unsuspected, disclosed or undisclosed, anticipated or unanticipated claims, controversies, disputes, causes of actions, cross-claims, liabilities, rights, remedies, debts, rights of setoff, obligations, demands (including letter demands or notices), penalties, assessments, damages, requests, suits, lawsuits, expenses, costs (including attorney fees and expenses), actions, administrative proceedings, or orders, of whatever nature, kind, character, type or description, whether at law or in equity, and whether sounding in tort, intentional or negligent, contract, equity, nuisance, trespass, strict liability or any other statutory, regulatory, administrative or common law cause of action or source of law.

(c)    Claims For Indemnification. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the rights and protections afforded to Papalian in that certain Indemnification Agreement, dated December 19, 2007, between the Company and Papalian (the “Indemnification Agreement”), and the Company’s obligations thereunder, shall in no way be diminished or otherwise adversely affected by the foregoing release, and that the Indemnification Agreement shall remain in full force and effect in accordance with its terms from and after the date hereof.

5.    Papalian’s Promises. In addition to the release of claims provided for in section 4, Papalian agrees to the following:

(a) No Pursuit of Released Claims. Papalian promises never to file or prosecute a lawsuit, administrative complaint or charge, or other complaint or charge asserting any claims that are released by this Agreement. Papalian represents that Papalian has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim this Agreement releases. Papalian further agrees to request any government agency or other body assuming jurisdiction of any complaint or charge relating to a released claim to withdraw from the matter or dismiss the matter with prejudice.

(b) Agreement to Not Seek Future Employment with the Company. Papalian further acknowledges and agrees that he shall not seek or apply for any positions with the Company in the future. Papalian acknowledges and agrees that any failure by the Company to hire or retain Papalian in the future shall give rise to no claims on his part.

6.    Consequences of Papalian’s Violation of Promises. If Papalian breaks any of the promises in this Agreement, such as, by way of example and not by way of limitation, by filing or prosecuting a lawsuit or charge based on claims that Papalian has released, Papalian will: (i) immediately forfeit any unexercised portion of the Additional Option and the Remaining Option and return to the Company any shares of common stock issued upon exercise of the Additional Option or the Remaining Option that are then still held by Papalian; and (ii) pay reasonable attorneys’ fees and all other costs incurred as a result of such breach, such as, by way of example and not by way of limitation, the Company’s cost of defending any suit brought with respect to a claim released by him.

7.    Mutual Non-Disparagement: Papalian and the Company agree not to intentionally disclose, publish, or otherwise disseminate (or cause or permit to be disclosed, published or otherwise disseminated, whether themselves or through one or more third parties), either orally or in writing, to any third party, any information, thoughts, suppositions, opinions, or other statements or comments which may be derogatory, disparaging or defamatory to the other in any manner whatsoever. Papalian and the Company agree that damages from the violation of this provision would be difficult to ascertain and therefore that, among other relief, injunctive relief is appropriate to enforce the terms hereof, in addition to whatever other remedies the non-breaching party would be entitled to in the event of breach. This Agreement does not preclude, prohibit or restrict either party (or their respective attorneys) from responding to any inquiry, or providing testimony to or before, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority. Papalian and the Company acknowledge and agree that the foregoing provisions of this Section 7 explicitly prohibit Papalian and the Company, except as compelled by law or judicial process, from supplying testimony, information, oral or written statements, or documents to, or assisting or otherwise cooperating with any other party who has asserted or intends to assert any claims against Papalian or the Company.

8.    Consulting with Attorney; Review Period.

(a) Consulation with Counsel. Papalian acknowledges that the Company strongly encouraged Papalian to discuss this Agreement with an attorney of Papalian’s own choosing (at Papalian’s own expense) before signing this Agreement. Papalian acknowledges that he has had ample opportunity to consult with an attorney. Papalian further acknowledges that he has met with an attorney or knowingly and willingly declined to do so.

(b) Review Period. The Company advises Papalian that: (a) Papalian has twenty-one (21) days in which to consider this Agreement and whether he will enter into it; (b) this Agreement does not waive rights or claims which may arise after it is executed by Papalian; and (c) at any time within seven (7) days after executing this Agreement, Papalian may revoke this Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the seven day Revocation Period has passed. To be effective, the revocation must be in writing and signed by Papalian and must be delivered to and received by the Company before 5 p.m. of the 7th day. This Agreement shall become effective on the eighth (8th) day.

9.    Severability. The provisions of this Agreement are severable. If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

10.    Choice of Laws. This Agreement shall be governed by the laws of the State of California.

11.    Nature, Effect and Interpretation of this Agreement.

(a) Entire Agreement. This is the entire Agreement between Papalian and the Company; it may not be modified or cancelled in any manner except by a writing signed by both the Company and Papalian. The Company has made no promises or representations to Papalian other than those in this Agreement.

(b) Successors and Assigns. This Agreement shall bind both the Company’s and Papalian’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.

(c) Interpretation. This Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Paragraph headings used in this Agreement are intended solely for convenience of reference and shall not be used in the interpretation of any of this Agreement. It is acknowledged that neither party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against either party as the alleged draftsman of this Agreement.

(d) Counterparts and Facsimiles. For the convenience of the parties to this Agreement, this document may be executed by facsimile signatures and in counterparts which shall together constitute the agreement of the parties as one and the same instrument.

(e) Implementation. The Company and Papalian both agree that, without the receipt of further consideration, they will sign and deliver any documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.

12.    Exclusive Venue. The Company and Papalian agree that the exclusive venue for any and all controversies or claims arising out of, in connection with, or relating to this Agreement, or a breach hereof, shall be in the County of Orange in either: (i) the Superior Court of California, County of Orange; or (ii) the United States District Court, Central District of California. The parties hereto expressly consent and submit to the jurisdiction of either such court, and agree to accept service of process inside or outside the State of California in any matter that is to be submitted to either such court pursuant hereto.

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

RICHARD PAPALIAN:

/s/ Richard Papalian
Date: ______________________________
Address: ___________________________
                 ___________________________

SIONIX CORPORATION:

By: /s/ James Houtz
James Houtz, CEO